Exhibit 99.1

CCUR HOLDINGS, INC.

July 2, 2020

Yossi Aloni

Chief Executive Officer

SeaChange International, Inc.

500 Totten Pond Road, Suite 400

Waltham, MA 02451

Dear Yossi:

CCUR Holdings, Inc. (“CCUR”) is pleased to provide you with this financing proposal to enhance the liquidity profile of SeaChange International, Inc.

As previously discussed, CCUR is interested in providing a First Lien Senior Secured Term Loan (“the Loan”) in an amount of up to $10,000,000. Please find an outline of the key terms below. We look forward to working with you and your team.

Summary of Terms:

Borrower(s):	SeaChange International, Inc. (“SeaChange”)
Guarantors:	All material U.S. subsidiaries to the extent allowed
Lender:	CCUR Holdings, Inc.
Maximum Credit:	Up to $10,000,000 First Lien Senior Secured Term Loan
Use of Proceeds:	Funds will be used for general corporate purposes and working capital
Collateral:

As collateral for the Loan, the Borrower and Guarantors will pledge all available domestic assets of each Borrower and Guarantor and will pledge one-third of the shares for each of the U.S. entities direct foreign subsidiaries; the parties agreed that SeaChange will not have to create or perfect the pledges under any foreign laws

Borrowing Base:	The Borrowing Base shall be calculated based on eligible cash and eligible accounts receivables
Term:	Initial term of one year from the closing of the Loan, which may be extended, only on Borrower’s request and with CCUR’s agreement, for up to two (2) six-month periods
Interest Rate:	The interest rate shall equal ten percent (10%) per annum on the outstanding principal amount of the Loan; interest shall be payable quarterly in arrears in cash
Commitment Fee:

Borrower shall pay a one-time commitment fee of three percent (3%) of the Loan amount, in cash or up to fifty percent (50%) in SeaChange common stock at SeaChange’s discretion, to Lender upon the signing of definitive loan documents

CCUR Holdings, Inc. | 6470 East Johns Crossing | Ste 490 | Duluth, GA 30097

Extension Fee:	Each six month extension shall carry a fee equal to two percent (2%) of the Loan amount
Expense Reimbursement:

The Borrower agrees to pay all reasonable, customary, documented, and out-of-pocket fees and expenses incurred by the Lender in connection with the Loan as Lender may reasonably request from time to time, up to a maximum of $15,000 for this letter of intent and initial loan documentation

Representations & Warranties:	Standard representations and warranties for a transaction of this nature
Conditions to Close:	Subject to completion of definitive loan documents that will include standard and customary terms used in similar financing arrangements and the absence of any material changes in SeaChange’s business
Covenants:	No extraordinary covenants outside of standard and customary covenants used in similar financing arrangements shall be necessary
Events of Default:	Standard events of default for a transaction of this nature, including but not limited to non-payment, cross-default, insolvency, misrepresentation and unlawfulness
Closing Date:	Within forty-five (45) days of SeaChange’s request to draw down on the Loan or at a mutually agreeable earlier date
Third Party Beneficiaries:

Nothing herein is intended or shall be construed to confer upon any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this letter of intent

If SeaChange is in agreement with these terms and conditions, CCUR will proceed with preparing the loan documents outlining the final terms and conditions.

Your execution of this proposal will signify your agreement to pay all costs, fees and expenses incurred by CCUR in connection with the proposed Loan and this proposal whether or not the proposed Loan is approved or closed, including all legal and due diligence expenses, subject to the cap specified above.

This letter of intent is binding subject to the completion of definitive loan documents and that, ultimately, the final form of our agreement will be set forth conclusively in a legal contract signed by all parties. This is also subject to final approval by our Board of Directors, which will be sought simultaneously with the signing of definitive loan documents. This letter of intent shall expire sixty (60) days from July 2, 2020, but may be extended for additional periods if mutually agreed by CCUR and SeaChange.

CCUR Holdings, Inc. | 6470 East Johns Crossing | Ste 490 | Duluth, GA 30097

No public disclosure or announcement shall be made concerning this letter or the transactions contemplated herein without prior consent of the other party, except as otherwise required by any law or regulation or any regulatory authority, which shall include, but is not limited to, the Securities and Exchange Commission, NASDAQ stock exchange and OTC Market. Such consent shall not be unreasonably withheld or delayed. During the term of this letter, the parties shall continue to abide by the terms of the Mutual Confidentiality Agreement dated June 22, 2020 executed by the parties.

This letter and the terms herein shall be governed by and construed and enforced in accordance with the laws of Delaware. Each of the parties hereby submits to the exclusive jurisdiction of the courts in Delaware. Neither party will be entitled to incidental, consequential or punitive damages with respect to any claims related to this letter.

IN WITNESS WHEREOF, the undersigned has duly executed this Term Sheet as of the date below.

AGREED TO AND ACCEPTED BY: SeaChange International, Inc. By: /s/Yossi Aloni Name: Yossi Aloni Title: Chief Executive Officer Date: 7/2/20	AGREED TO AND ACCEPTED BY: CCUR Holdings, Inc. By: /s/ Igor Volshteyn Name: Igor Volshteyn Title: President and COO Date: 7/2/20

CCUR Holdings, Inc. | 6470 East Johns Crossing | Ste 490 | Duluth, GA 30097